Exhibit 2.2

THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT

This THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT dated as of September 3, 2003 (this “Amendment”), is by and among ECHO BRIDGE ENTERTAINMENT, LLC, a Delaware limited liability company (“Purchaser”) and successor in interest to Film Library Acquisition Corporation (“FLAC”), SUNLAND ENTERTAINMENT CO., INC., a Delaware corporation (“Sunland”), and PEPIN/MERHI ENTERTAINMENT GROUP, INC., a California corporation (“PM” and, together with Sunland, the “Sellers”).

A.                                   Sellers and FLAC are parties to that certain Asset Purchase Agreement dated as of April 10, 2003, as amended (the “Asset Purchase Agreement”), pursuant to which, among other things, Purchaser has agreed to purchase certain assets, and assume certain liabilities, from Sellers.  FLAC has assigned all of its rights under the Asset Purchase Agreement to Purchaser, and Purchaser has assumed all of FLAC’s obligations thereunder.

B.                                     The parties now desire to amend certain terms and provisions of the Asset Purchase Agreement.

Accordingly, in consideration of the agreements contained in this Amendment, and for other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                                            Amendment to Section 1.01(f).  Section 1.01(f) of the Asset Purchase Agreement is hereby amended by adding the following proviso to the end of such Section:

“, provided that the Assumed Contracts shall not include (A) that certain Sales Agency Agreement, dated as of September 12, 2001, by and between PM and Killing Moon Production, Ltd. (the “Killing Moon Contract”), (B) that certain Sales Agency Agreement, dated as of September 12, 2001, by and between PM and Water Damage Production, Ltd. (the “Water Damage Contract”), (C) that certain Videogram License Agreement, dated as of June 30, 2003, by and between PM and Interlight Partners LLC (the “Interlight Contract”), (D) that certain Investment Agreement, dated as of January 10, 1997, by and among PM, Daniele Lorenzano and Harmony Gold USA, Inc. (the “Road Ends Contract,” and, together with the Killing Moon Contract, the Water Damage Contract and the Interlight Contract, the “Excluded Contracts”) and (E) any rights to indemnification under that certain Stock Purchase Agreement, dated as of February 29, 2000, by and among The Harvey Entertainment Company, Joseph T. Merhi, Richard J. Pepin and George Shamieh, to the extent, and only to the extent, that such rights to indemnification arise from misrepresentations or other breaches relating to the satisfaction of obligations under the Road Ends Contract;”

Section 2.                                            Amendment to Section 1.04.  Section 1.04 of the Asset Purchase Agreement is hereby amended by adding the following sentence immediately prior to the last sentence in such section:

“The Excluded Liabilities shall also exclude all Liabilities or obligations arising under any of the Excluded Contracts.”

Section 3.                                            Amendment to Section 2.02(b)(vi).  Section 2.02(b)(vi) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(vi)  an executed sales agency agreement, appointing Purchaser as PM’s sub-agent under the Killing Moon Contract and the Water Damage Contract for the remainder of the term of each such Contract and providing that Purchaser shall receive all economic benefits as sales agent thereunder;”

Section 4.                                            Amendment to Section 2.02(b)(vii).  Section 2.02(b)(vii) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(vii)  an executed license agreement, granting Purchaser a license of all PM’s rights under the Interlight Contract and providing that Purchaser shall receive all economic benefits as licensee thereunder;”

Section 5.                                            Amendment to Section 2.02(b)(ix).  Section 2.02(b)(ix) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Consents from Shepard Productions, Inc., LAP TV and First Look, which (A) Sellers represent and warrant are the only Consents required from third parties in connection with the consummation of the Transactions, other than Consents that may be required under Assumed Contracts that (1) involve amounts less than $100,000 and (2) do not call for any current, deferred or other payment to Sellers or any action by the parties thereto other than Sellers, and (B) Purchaser acknowledges and agrees, based upon the foregoing representation, are the only Consents required to be obtained by Sellers from third parties in connection with the consummation of the Transactions notwithstanding any portion of Sections 3.02, 3.10 or 6.02 to the contrary;”

Section 6.                                            Amendment to Section 2.02(b)(x).  Section 2.02(b)(x) of the Asset Purchase Agreement is hereby amended by adding the following phrase to the end of such Section:

“, other than Permitted Encumbrances;”

Section 7.                                            Amendment to Section 13(zz).  Section 13(zz) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(zz)  Permitted Encumbrances.  “Permitted Encumbrances” shall mean (i) Liens on properties and assets securing Taxes, assessments, governmental charges or levies, in each case, which are not yet due and payable, (ii) Liens specifically identified on Schedule 13(xx) hereto, (iii) Liens held by SAG, WGA or the DGA which arose in the ordinary course of business consistent with industry standards and which did not arise from any action or inaction of Sellers, (iv) Liens granted pursuant to Film Asset Exploitation Agreements entered into in the ordinary course of business pursuant to which PM has granted a Person rights to exploit a Film Asset, and (v) the Lien granted to Imperial Bank and Natexis Bank on the motion picture title “Inferno,”

pursuant to that certain Supplemental accommodations copyright mortgage and assignment, as recorded on June 18, 1998, in Vol. 3417, page 694, of the U.S. Copyright Office Register of Copyrights.”

Section 8.                                            Effectiveness and Ratification.  This Amendment shall become effective upon the due execution and delivery of this Amendment by all parties hereto. The Asset Purchase Agreement, as amended, is hereby ratified and confirmed and shall continue to be in full force and effect in accordance with its terms, as amended by this Amendment.

Section 9.                                            Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE INTERNAL LAWS OF THE SATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

Section 10.                                      Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party may execute this Amendment by signing any such counterpart.

Section 11.                                      Captions. The captions and section headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

Section 12.                                      Capitalized Terms. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Asset Purchase Agreement.

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed as of the day and year first written above.

ECHO BRIDGE ENTERTAINMENT, LLC

By:	/s/ DL Hamalton
Name: DL Hamalton
Title: Manager

SUNLAND ENTERTAINMENT CO., INC.

By:	/s/ Gary Freeman
Name:	Gary Freeman
Title:	Chief Financial Officer

PEPIN/MEHRI ENTERTAINMENT GROUP, INC.

By:	/s/ Gary Freeman
Name:	Gary Freeman
Title:	Chief Financial Officer